Exhibit 99.1

PerkinElmer Announces Financial Results for the Third Quarter of 2007


    --  Revenue growth of 13%

    --  EPS from continuing operations of $0.26; Adjusted EPS of $0.33

    -- Operating profit margin increases 110 basis points; Adjusted operating profit margin up 70 basis points

    WALTHAM, Mass.--(BUSINESS WIRE)--Oct. 25, 2007--PerkinElmer, Inc. (NYSE: PKI), a global leader in Health Sciences and Photonics markets, today reported financial results for the third quarter and nine months ended September 30, 2007. For the third quarter 2007, the Company reported GAAP earnings per share from continuing operations of $0.26. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share for the third quarter 2007 of $0.33, which was at the upper end of the Company's forecasted range of $0.31 to $0.33.

    Revenue for the third quarter 2007 was $435.7 million, an increase of 13% versus the third quarter 2006. Revenue growth was 13% in Life and Analytical Sciences and 13% in Optoelectronics, compared to the same period last year. From an end market perspective, third quarter 2007 revenue from Health Sciences, which represented 84% of total revenues for the quarter, increased 13% over the same period of 2006. This increase was driven primarily by strong growth in genetic screening, medical imaging, and service. Changes in foreign exchange rates and acquisitions contributed approximately 4% and 3%, respectively, to overall third quarter 2007 revenue growth.

    "We are very pleased with our revenue growth and margin expansion for the quarter. Our investments in new products, services and geographic expansion continue to yield attractive results. Additionally, we announced our pending acquisition of ViaCell, which we believe should further strengthen our genetic screening business by expanding our capabilities in neonatal health," said Gregory L. Summe, Chairman and CEO of PerkinElmer, Inc. "We expect our positive operational and financial momentum to continue through the balance of 2007."

    GAAP operating profit was $45.8 million for the third quarter of 2007, compared to $36.5 million for the same period a year ago. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, adjusted operating profit in the third quarter 2007 was $58.0 million, or 13.3% as a percentage of GAAP revenue, compared to $48.7 million, or 12.6% as a percentage of GAAP revenue, in the third quarter 2006.

    The Company generated cash flow from operations of $23.4 million in the third quarter 2007. Capital expenditures were $10.5 million in the third quarter 2007, an increase of 10% over the same period of 2006. In addition, the Company repurchased 1.1 million shares of its common stock for a cost of approximately $28.9 million in the third quarter 2007. This leaves approximately 2.9 million shares remaining of the Company's stock repurchase program. At September 30, 2007, the Company had cash and cash equivalents of $160.9 million and net debt (defined as long term debt plus short term debt, less cash and cash equivalents) of $86.1 million.

    Financial Overview by Reporting Segment

    Life and Analytical Sciences reported revenue of $319.3 million for the third quarter 2007, up 13% from revenue of $283.5 million in the third quarter of 2006, driven primarily by growth in the Company's genetic screening, service and environmental businesses, as well as a positive impact from acquisitions, new product introductions, and changes in foreign exchange rates.

    The segment's GAAP operating profit for the third quarter 2007 was $29.3 million. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment's adjusted operating profit for the third quarter 2007 was $40.7 million, or 12.7% as a percentage of GAAP revenue.

    Optoelectronics reported revenue of $116.3 million for the third quarter 2007, up 13% from revenue of $103.4 million in the third quarter 2006, driven primarily by revenue growth in medical imaging and specialty lighting, as well as a positive impact from new product introductions and changes in foreign exchange rates.

    The segment's GAAP operating profit for the third quarter 2007 was $24.6 million. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the segment's adjusted operating profit for the third quarter 2007 was $24.2 million, or 20.8% as a percentage of GAAP revenue.

    Financial Guidance

    For the fourth quarter 2007, the Company projects revenue to increase in the mid teens with acquisitions and changes in foreign exchange rates contributing approximately 7%. The Company expects to earn GAAP earnings per share of between $0.36 and $0.38, and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $0.43 and $0.45. In addition, assuming a mid-November closing of the pending ViaCell acquisition, the transaction is expected to contribute in the fourth quarter an incremental 200 basis points to the Company's revenue growth and $0.01 dilution, resulting in non-GAAP adjusted combined earnings per share of between $0.42 and $0.44. The non-GAAP adjusted combined earnings per share is expected to include the adjustments noted in the attached reconciliation.

    Conference Call Information

    The Company will discuss its third quarter results in a conference call on October 25, 2007, at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 597-5343 prior to the scheduled conference call time and provide the access code 90889433. A replay of this conference call will be available approximately two hours after the call. The replay phone number is (617) 801-6888 and the access code is 37041211.

    A live audio webcast of the call will be available on the "Investors" section of our Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on our Web site approximately two hours after the call and will be available through November 25, 2007.

    Use of Non-GAAP Financial Measures

    In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

    Factors Affecting Future Performance

    This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cashflow, revenue growth and other financial results, financial results assuming closing of the pending ViaCell acquisition, the timing of the closing of the pending ViaCell acquisition and expansion of our capabilities in neonatal health. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation:
(1) the possibility that certain closing conditions to the ViaCell acquisition are not satisfied, (2) our ability to consummate the ViaCell acquisition, (3) our ability to successfully integrate ViaCell's operations and employees, (4) our ability to realize anticipated synergies and cost savings; (5) our failure to introduce new products in a timely manner; (6) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (7) our failure to protect adequately our intellectual property; (8) the loss of any of our licenses or licensed rights; (9) our ability to compete effectively;
(10) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (11) our ability to produce an adequate quantity of products to meet our customers' demands; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) economic, political and other risks associated with foreign operations; (15) our ability to retain key personnel; (16) restrictions in our credit agreement; (17) our ability to realize the full value of our intangible assets; and (18) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.55 billion in 2006, has 8,500 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.




                  PerkinElmer, Inc. and Subsidiaries
                    CONSOLIDATED INCOME STATEMENTS


                          Three Months Ended     Nine Months Ended
                         -------------------- ------------------------
 (In thousands, except   Sept 30,    Oct 1,    Sept 30,    Oct 1, 2006
  per share data)           2007       2006       2007
                         ---------- --------- ------------ -----------

 Sales                   $435,668   $386,917  $1,275,858   $1,119,372

 Cost of Sales            256,722    230,976     762,197      670,155
 Amortization of Acquired
  Inventory Revaluation       445          -       2,492            -
 Research and Development
  Expenses                 27,691     24,762      82,848       72,640
 In-Process Research and
  Development Charges           -          -       1,502            -
 Selling, General and
  Administrative Expenses 106,406     94,664     317,528      277,172
 Gains on Settlement of
  Insurance Claim               -          -     (15,346)           -
 Gains on Dispositions,
  Net                           -          -           -       (1,505)
 Restructuring and Lease
  (Reversals) Charges,
  Net                      (1,432)         -       7,553         (290)
                         ---------  --------- -----------  -----------

 Operating Income From
  Continuing Operations    45,836     36,515     117,084      101,200

 Interest Income           (1,077)    (1,919)     (3,381)      (7,654)
 Interest Expense           4,122      2,152       9,886        6,689
 Gains on Dispositions of
  Investments, Net           (161)      (980)       (697)      (1,913)
 Other Expense, Net         2,396        524       5,668        4,296
                         ---------  --------- -----------  -----------

 Income From Continuing
  Operations Before
  Income Taxes             40,556     36,738     105,608       99,782

 Provision for Income
  Taxes                     9,454      7,823      26,384       22,527
                         ---------  --------- -----------  -----------

 Net Income From
  Continuing Operations    31,102     28,915      79,224       77,255

 Loss From Discontinued
  Operations, Net of
  Income Taxes                  -          -           -       (1,025)
 (Loss) Gain on
  Disposition of
  Discontinued
  Operations, Net of
  Income Taxes               (357)       838        (100)       1,625
                         ---------  --------- -----------  -----------

 Net Income              $ 30,745   $ 29,753  $   79,124   $   77,855
                         =========  ========= ===========  ===========


 Diluted Earnings (Loss)
  Per Share:
 Continuing Operations   $   0.26   $   0.23  $     0.65   $     0.61

 Loss From Discontinued
  Operations, Net of
  Income Taxes                  -          -           -        (0.01)
 (Loss) Gain on
  Disposition of
  Discontinued
  Operations, Net of
  Income Taxes                  -       0.01           -         0.01
                         ---------  --------- -----------  -----------

 Net Income              $   0.26   $   0.24  $     0.65   $     0.61
                         =========  ========= ===========  ===========


Weighted Average Diluted
 Shares of Common Stock
 Outstanding              119,453    125,171     121,135      127,429

                ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP Diluted EPS from
 Continuing Operations   $   0.26   $   0.23
Amortization of
 Intangible Assets, Net
 of Income Taxes             0.06       0.05
Stock Options, Net of
 Income Taxes                0.01       0.02
Amortization of Acquired
 Inventory Revaluation,
 Net of Income Taxes            -          -
Restructuring and Lease
 (Reversals) Charges, Net
 of Income Taxes            (0.01)         -
                         ---------  ---------
Adjusted EPS             $   0.33   $   0.30
                         =========  =========




                  PerkinElmer, Inc. and Subsidiaries
                  SALES AND OPERATING PROFIT (LOSS)


                             Three Months Ended    Nine Months Ended
                             ------------------- ---------------------
(In thousands)               Sept 30,   Oct 1,   Sept 30,    Oct 1,
                                2007      2006      2007       2006
                             --------- --------- ---------- ----------

Life and Analytical Sciences
  Sales                     $ 319,341 $ 283,527 $  945,163 $  823,918
  OP$ Reported                 29,312    25,334     88,781     74,429
  OP% Reported                    9.2%      8.9%       9.4%       9.0%
  Amortization Expense         10,099     8,410     29,882     22,302
  Stock Option Expense            830       968      2,296      2,325
  Amortization of Acquired
   Inventory Revaluation          445         -      2,492          -
  In-Process Research &
   Development Charges              -         -      1,502          -
  Gains on Settlement of
   Insurance Claim                  -         -    (15,346)         -
  Restructuring and Lease
   (Reversals) Charges              -         -      4,438      1,109
  OP$ Adjusted                 40,686    34,712    114,045    100,165
  OP% Adjusted                   12.7%     12.2%      12.1%      12.2%

Optoelectronics
  Sales                       116,327   103,390    330,695    295,454
  OP$ Reported                 24,570    20,097     53,832     50,209
  OP% Reported                   21.1%     19.4%      16.3%      17.0%
  Amortization Expense            670       641      1,986      1,900
  Stock Option Expense            388       416      1,139      1,103
  Restructuring and Lease
   (Reversals) Charges         (1,432)        -      3,115     (1,399)
  OP$ Adjusted                 24,196    21,154     60,072     51,813
  OP% Adjusted                   20.8%     20.5%      18.2%      17.5%

Corporate
  OP$ Reported                 (8,046)   (8,916)   (25,529)   (23,438)
  Stock Option Expense          1,170     1,701      3,280      3,400
  OP$ Adjusted                 (6,876)   (7,215)   (22,249)   (20,038)

Continuing Operations
  Sales                     $ 435,668 $ 386,917 $1,275,858 $1,119,372
  OP$ Reported                 45,836    36,515    117,084    101,200
  OP% Reported                   10.5%      9.4%       9.2%       9.0%
  Amortization Expense         10,769     9,051     31,868     24,202
  Stock Option Expense          2,388     3,085      6,715      6,828
  Amortization of Acquired
   Inventory Revaluation          445         -      2,492          -
  In-Process Research &
   Development Charges              -         -      1,502          -
  Gains on Settlement of
   Insurance Claim                  -         -    (15,346)         -
  Restructuring and Lease
   (Reversals) Charges         (1,432)        -      7,553       (290)
                             --------- --------- ---------- ----------
  OP$ Adjusted              $  58,006 $  48,651 $  151,868 $  131,940
                             ========= ========= ========== ==========
  OP% Adjusted                   13.3%     12.6%      11.9%      11.8%


 SALES AND REPORTED OPERATING PROFIT PREPARED IN ACCORDANCE WITH GAAP




                  PerkinElmer, Inc. And Subsidiaries
                     CONSOLIDATED BALANCE SHEETS


(In thousands)                     Sept 30,    July 1,    Dec 31, 2006
                                      2007        2007
                                  ----------- ----------- ------------

Current assets:
 Cash and cash equivalents        $  160,901  $  150,040   $  191,059
 Accounts receivable, net            287,081     271,470      268,459
 Inventories, net                    210,560     204,059      183,260
 Other current assets                 95,980      86,139      101,511
 Current assets of discontinued
  operations                             487         485          477
                                  ----------- ----------- ------------
   Total current assets              755,009     712,193      744,766

Property, plant and equipment:
 At cost                             557,712     544,064      525,134
 Accumulated depreciation           (363,095)   (353,326)    (342,938)
                                  ----------- ----------- ------------
Net property, plant and equipment    194,617     190,738      182,196
Marketable securities and
 investments                           4,658       4,485        7,508
Intangible assets, net               406,589     414,737      404,021
Goodwill                           1,178,008   1,158,836    1,117,724
Other assets                          51,016      49,971       52,502
Long-term assets of discontinued
 operations                            1,461       1,509        1,605
                                  ----------- ----------- ------------
   Total assets                   $2,591,358  $2,532,469   $2,510,322
                                  =========== =========== ============

Current liabilities:
 Short-term debt                  $      935  $      898   $    1,153
 Accounts payable                    158,636     151,930      152,836
 Accrued restructuring and
  integration costs                    3,921       4,687        2,731
 Accrued expenses                    281,800     292,241      318,987
 Current liabilities of
  discontinued operations                  -           -          826
                                  ----------- ----------- ------------
   Total current liabilities         445,292     449,756      476,533

Long-term debt                       246,095     234,504      151,781
Long-term liabilities                363,734     351,903      304,278
                                  ----------- ----------- ------------
   Total liabilities               1,055,121   1,036,163      932,592

Commitments and contingencies

   Total stockholders' equity      1,536,237   1,496,306    1,577,730
                                  ----------- ----------- ------------
   Total liabilities and
    stockholders' equity          $2,591,358  $2,532,469   $2,510,322
                                  =========== =========== ============


                   PREPARED IN ACCORDANCE WITH GAAP




                  PerkinElmer, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS


                           Three Months Ended      Nine Months Ended
                          ---------------------  ---------------------
(in thousands)            Sept 30,    Oct 1,     Sept 30,    Oct 1,
                             2007       2006        2007       2006
                          ---------- ----------  ---------- ----------

Operating activities:
  Net income              $  30,745  $  29,753   $  79,124  $  77,855
  Add: loss from
   discontinued
   operations, net of
   income taxes                   -          -           -      1,025
  Add: loss (gain) on
   disposition of
   discontinued
   operations, net of
   income taxes                 357       (838)        100     (1,625)
                          ---------- ----------  ---------- ----------
  Net income from
   continuing operations     31,102     28,915      79,224     77,255
                          ---------- ----------  ---------- ----------
Adjustments to reconcile
 net income from
 continuing operations to
 net cash provided by
 continuing operations:
    Stock-based
     compensation             3,119      3,924      10,625     10,629
    Restructuring and
     lease (reversals)
     charges, net            (1,432)         -       7,553       (290)
    Amortization of
     deferred debt
     issuance costs              73         74         221        218
    Depreciation and
     amortization            18,983     17,531      57,144     50,937
    In-process research
     and development
     charges                      -          -       1,502          -
    Amortization of
     acquired inventory
     revaluation                445          -       2,492          -
    Gains on settlement of
     insurance claim              -          -     (15,346)         -
    Gains on dispositions,
     net                       (161)      (980)       (697)    (3,418)
Changes in operating
 assets and liabilities:
       Accounts
        receivable, net      (7,149)   (14,870)      2,308     12,972
       Inventories, net      (2,405)    (6,745)     (8,861)   (13,264)
       Accounts payable       3,996     11,284      (1,949)    (9,976)
       Taxes paid on
        divestitures            (69)      (846)       (304)   (59,996)
       Accrued expenses
        and other           (22,770)   (12,290)    (23,439)   (21,852)
                          ---------- ----------  ---------- ----------
Net cash provided by
 continuing operations       23,732     25,997     110,473     43,215
                          ---------- ----------  ---------- ----------
Net cash (used in)
 provided by discontinued
 operations                    (360)       691        (114)      (862)
                          ---------- ----------  ---------- ----------
Net cash provided by
 operating activities        23,372     26,688     110,359     42,353
                          ---------- ----------  ---------- ----------

Investing activities:
  Capital expenditures      (10,471)    (9,551)    (37,988)   (30,999)
  Proceeds from
   dispositions of
   property, plant and
   equipment, net                 -          -      10,787      7,085
  Proceeds from surrender
   of life insurance
   policies                     274      1,426       1,601      3,753
  Payments for business
   development activity         (46)         -      (1,140)      (796)
  Proceeds from
   disposition of
   businesses and
   investments, net             449      5,324       1,029     24,039
  Payments for
   acquisitions and
   investments, net of
   cash and cash
   equivalents acquired      (1,091)   (60,946)    (44,016)   (97,576)
                          ---------- ----------  ---------- ----------
Net cash used in
 continuing operations      (10,885)   (63,747)    (69,727)   (94,494)
                          ---------- ----------  ---------- ----------
Net cash provided by
 discontinued operations          -        467         800        467
                          ---------- ----------  ---------- ----------
Net cash used in investing
 activities                 (10,885)   (63,280)    (68,927)   (94,027)
                          ---------- ----------  ---------- ----------

Financing Activities:
  Payments on debt         (132,737)         -    (182,431)   (56,565)
  Proceeds from borrowings  142,000          -     271,462          -
  Payments for debt
   issuance costs              (415)         -        (415)      (741)
  Decrease in other credit
   facilities                   (37)       (22)       (861)      (812)
  Tax benefit from
   exercise of common
   stock options              4,552        367       5,987      3,998
  Proceeds from issuance
   of common stock options   17,442        240      30,223     17,385
  Purchases of common
   stock                    (28,926)   (73,727)   (176,031)  (190,121)
  Dividends paid             (8,287)    (8,876)    (25,410)   (26,851)
                          ---------- ----------  ---------- ----------
Net cash used in financing
 activities                  (6,408)   (82,018)    (77,476)  (253,707)
                          ---------- ----------  ---------- ----------

Effect of exchange rate
 changes on cash and cash
 equivalents                  4,782      1,929       5,886     10,191
                          ---------- ----------  ---------- ----------

Net increase (decrease) in
 cash and cash equivalents   10,861   (116,681)    (30,158)  (295,190)
Cash and cash equivalents
 at beginning of period     150,040    323,755     191,059    502,264
                          ---------- ----------  ---------- ----------
Cash and cash equivalents
 at end of period         $ 160,901  $ 207,074   $ 160,901  $ 207,074
                          ========== ==========  ========== ==========


                   PREPARED IN ACCORDANCE WITH GAAP




                  PerkinElmer, Inc. and Subsidiaries
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share                    PKI
 data)
                                      Q307                Q306
                                  -------------        ----------

Adjusted Gross Margin:
 GAAP Gross Margin                       178.5  41.0%      155.9 40.3%
 Intangibles Amortization                  8.5   2.0%        7.4  1.9%
 Stock Option Expense                      0.4   0.1%        0.5  0.1%
 Amortization of Acquired
  Inventory Revaluation                    0.4   0.1%          -  0.0%
                                  ------------------------------------
 Adjusted Gross Margin            $      187.8  43.1%   $  163.9 42.4%
                                  ====================================

Adjusted SG&A:
 GAAP SG&A                               106.4  24.4%       94.7 24.5%
 Intangibles Amortization                 (1.8) -0.4%       (1.1)-0.3%
 Stock Option Expense                     (1.9) -0.4%       (2.4)-0.6%
                                  ------------------------------------
 Adjusted SG&A                    $      102.7  23.6%   $   91.2 23.6%
                                  ====================================

Adjusted R&D:
 GAAP R&D                                 27.7   6.4%       24.8  6.4%
 Intangibles Amortization                 (0.4) -0.1%       (0.5)-0.1%
 Stock Option Expense                     (0.1)  0.0%       (0.2) 0.0%
                                  ------------------------------------
 Adjusted R&D                     $       27.1   6.2%   $   24.1  6.2%
                                  ====================================

Adjusted Operating Profit:
 GAAP Operating Profit                    45.8  10.5%       36.5  9.4%
 Intangibles Amortization                 10.8   2.5%        9.1  2.3%
 Stock Option Expense                      2.4   0.5%        3.1  0.8%
 Amortization of Acquired
  Inventory Revaluation                    0.4   0.1%          -  0.0%
 Restructuring and Lease
  (Reversals) Charges                     (1.4) -0.3%          -  0.0%
                                  ------------------------------------
 Adjusted Operating Profit        $       58.0  13.3%   $   48.7 12.6%
                                  ====================================

                                                  PKI
                                      Q307                Q306
                                  -------------        ----------

Adjusted EPS:
 GAAP EPS                         $       0.26          $   0.24
 Discontinued Operations                  0.00             (0.01)
                                  ------------------------------------
 GAAP EPS from Continuing
  Operations                              0.26              0.23
 Intangibles Amortization                 0.06              0.05
 Stock Option Expense                     0.01              0.02
 Amortization of Acquired
  Inventory Revaluation                   0.00                 -
 Restructuring and Lease
  (Reversals) Charges                    (0.01)                -
                                  ------------------------------------
 Adjusted EPS                     $       0.33          $   0.30
                                  ====================================

                                                  PKI
                                      Q407                Q406
                                  -------------        ----------

Adjusted EPS:                         Projected
 GAAP EPS                         $0.36 - 0.38          $   0.34
 Discontinued Operations                     -             (0.01)
                                  ------------------------------------
 GAAP EPS from Continuing
  Operations                      $0.36 - 0.38              0.33
 Intangibles Amortization                 0.06              0.05
 Stock Option Expense                     0.01              0.01
 Impairment of Assets                        -              0.02
 Restructuring and Lease
  (Reversals) Charges                        -             (0.02)
                                  ------------------------------------
 Adjusted EPS                     $0.43 - 0.45          $   0.39
                                  ====================================


                                                  LAS
                                      Q307                Q306
                                  -------------        ----------
Adjusted Operating Profit:
 GAAP Operating Profit                    29.3   9.2%       25.3  8.9%
 Intangibles Amortization                 10.1   3.2%        8.4  3.0%
 Stock Option Expense                      0.8   0.3%        1.0  0.3%
 Amortization of Acquired
  Inventory Revaluation                    0.4   0.1%          -  0.0%
                                  ------------------------------------
 Adjusted Operating Profit        $       40.7  12.7%   $   34.7 12.2%
                                  ====================================

                                                  OPTO
                                      Q307                Q306
                                  -------------        ----------
Adjusted Operating Profit:
 GAAP Operating Profit                    24.6  21.1%       20.1 19.4%
 Intangibles Amortization                  0.7   0.6%        0.6  0.6%
 Stock Option Expense                      0.4   0.3%        0.4  0.4%
 Restructuring and Lease
  (Reversals) Charges                     (1.4) -1.2%          -  0.0%
                                  ------------------------------------
 Adjusted Operating Profit        $       24.2  20.8%   $   21.2 20.5%
                                  ====================================




    Adjusted Gross Margin and Adjusted Gross Margin Percentage

    We use the term "adjusted gross margin" to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and stock option expense. We use the related term "adjusted gross margin percentage" to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. Inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs used in producing our products.

    Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

    We use the term "adjusted SG&A expense" to refer to GAAP SG&A expense, excluding amortization of intangible assets and stock option expense. We use the related term "adjusted SG&A percentage" to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We also exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the costs to support our internal operating structure.

    Adjusted Research and Development (R&D) Expense and Adjusted R&D
Percentage

    We use the term "adjusted R&D expense" to refer to GAAP R&D expense, excluding amortization of intangible assets and stock option expense. We use the related term "adjusted R&D percentage" to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level. In addition, we exclude stock option expense from these measures because stock-based compensation plans and the critical assumptions used to calculate the expense vary dramatically between us and our peers, which we believe makes comparisons of long-term operating performance trends difficult for management and investors, and could result in overstating or understating to our investors the amount of our internal investments in R&D activities.

    Adjusted Operating Profit and Adjusted Operating Profit Margin

    We use the term "adjusted operating profit" to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease reversals and stock option expense. Adjusted operating profit is calculated by subtracting adjusted R&D expense and adjusted SG&A expense from adjusted gross margin. We use the related term "adjusted operating profit margin" to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. In addition, we exclude restructuring and lease reversals because they tends to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure.

    Adjusted Earnings per Share

    We use the term "adjusted earnings per share" to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease reversals and stock option expense. Adjusted earnings per share is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, other income / expense and provision for taxes from adjusted gross margin. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, restructuring and lease reversals and stock option expense as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations.

    Adjusted Combined Earnings per Share

    We use the term "adjusted combined earnings per share" to refer to projected adjusted earnings per share after giving effect to our pending acquisition of ViaCell, assuming a mid-November closing. Adjusted combined earnings per share excludes discontinued operations charges, amortization of intangible assets, inventory fair value adjustments, in-process research and development charges, deferred revenue adjustments and other significant adjustments related to business acquisitions, as well as restructuring and lease reversals and stock option expense, all of which would be included in our GAAP earnings per share. We are not currently certain that these items or other items that are required by GAAP to be included in a determination of earnings per share will be excluded from adjusted combined earnings per share because we have not yet completed our acquisition of ViaCell and integration of ViaCell into our financial statements. We believe that this non-GAAP measure will allow us and our investors to better evaluate the expected profitability of the combined operations of PerkinElmer and ViaCell, in a manner consistent with how our management and we believe our investors evaluate the core business. We exclude discontinued operations charges, amortization of intangible assets, inventory fair value adjustments, in-process research and development charges, deferred revenue adjustments, and other significant adjustments related to business acquisitions, restructuring and lease reversals and stock option expense as these items do not represent what our management and what we believe our investors will consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the expected profitability of the combined operations.

                              ----------

    The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

    Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

    CONTACT: Investor Relations:
             PerkinElmer, Inc.
             Michael A. Lawless, 781-663-5659
             or
             Media Contact:
             PerkinElmer, Inc.
             Kevin J. Lorenc, 781-663-5701